Exhibit 99.1

DuPont Reports First Quarter 2022 Results
•1Q22 Net Sales of $3.3 billion, increased 9%; organic sales increased 9% versus year-ago period
•1Q22 GAAP Income from continuing operations of $232 million; operating EBITDA of $818 million increased 2% versus year-ago period
•1Q22 GAAP EPS from continuing operations of $0.42; adjusted EPS of $0.82 increased 19% versus year-ago period
•$544 million of capital returned to shareholders during the quarter through share repurchases and dividends
•Pricing actions fully offset higher inflationary costs from raw materials, logistics and energy during the quarter

WILMINGTON, Del., May 3, 2022 - DuPont (NYSE: DD) today announced financial results(1) for the first quarter of 2022.

“In the face of continuing unprecedented global supply chain challenges and cost inflation, further intensified during the quarter by the war in Ukraine, we delivered first quarter financial results well ahead of expectations,” said Ed Breen, DuPont Executive Chairman and Chief Executive Officer. “These results underscore the leading market positions we hold globally and reflect our team’s agility while working closely with our suppliers and customers through challenging circumstances.”

“This solid start to the year reinforces the enthusiasm we have for our transformation as a premier multi-industrial company poised to provide high-value customer solutions in sectors with compelling long-term secular growth drivers,” Breen continued. “Our portfolio actions underway to divest a substantial portion of the historic Mobility & Materials segment and acquire Rogers Corporation are expected to enhance our financial flexibility and enable more consistent value creation for our shareholders by further focusing our portfolio on higher-growth, higher-margin and less cyclical end-markets.”

First Quarter 2022 Results(1)

Dollars in millions, unless noted	1Q’22	1Q’21	Change vs. 1Q’21	Organic Sales (2) vs. 1Q’21
Net sales	$3,274	$3,017	9%	9%
GAAP Income from continuing operations	$232	$386	(40)%
Operating EBITDA(2)	$818	$803	2%
Operating EBITDA(2) margin %	25.0%	26.6%	(160) bps
GAAP EPS from continuing operations	$0.42	$0.64	(34)%
Adjusted EPS(2)	$0.82	$0.69	19%

Net sales
•Net sales increased 9% on organic sales growth(2) of 9%; portfolio benefit of 2% was offset by a 2% currency headwind.
•Organic sales(2) growth of 9% consisted of a 6% increase in price and 3% increase in volume.
◦Price increase reflects actions taken to offset continued broad-based cost inflation.
◦Volume growth reflects continued strong demand in electronics, industrial technologies, water and construction end-markets, partially muted by continued supply chain constraints, mainly in automotive end-markets.
•10% organic sales(2) growth in Water & Protection; 9% organic sales(2) growth in Electronics & Industrial.
•Sales growth in all regions globally, including high-teens organic sales(2) growth in U.S & Canada, high single-digit organic sales(2) growth in EMEA and low single-digit organic sales(2) growth in Asia Pacific.

(1) During the first quarter of 2022, a substantial portion of the Company's historic Mobility & Materials segment met the criteria to be classified as discontinued operations for current and historical periods. See page 5 for further information, including the basis of presentation included in this release.
(2) Adjusted EPS, operating EBITDA, organic sales and free cash flow are non-GAAP measures. See page 6 for further discussion, including a definition of significant items. Reconciliation to the most directly comparable GAAP measure, including details of significant items begins on page 11 of this communication.

GAAP Income/GAAP EPS from continuing operations
•GAAP income/GAAP EPS from continuing operations declined primarily due to the absence of an income tax benefit recorded in the year-ago period and an asset impairment charge related to an equity method investment, partially offset by higher segment results.
•GAAP EPS from continuing operations benefitted from a lower share count versus the year-ago period.

Operating EBITDA(2)
•Operating EBITDA(2) increased as pricing actions, volume gains, along with earnings associated with Laird Performance Materials more than offset higher inflationary costs from raw materials, logistics and energy, as well as weaker product mix in Water & Protection and the absence of a gain on an asset divestiture in the prior year.

Adjusted EPS(2)
•Adjusted EPS(2) increased primarily due to a lower share count and higher segment earnings.

Operating cash flow
•Operating cash flow in the quarter of $209 million and capital expenditures of $251 million resulted in free cash flow(2) of $(42) million.

First Quarter 2022 Segment Highlights

Electronics & Industrial

Dollars in millions, unless noted	1Q’22	1Q’21	Change vs. 1Q’21	Organic Sales(2) vs. 1Q’21
Net sales	$1,536	$1,300	18%	9%
Operating EBITDA	$476	$436	9%
Operating EBITDA margin %	31.0%	33.5%	(250) bps

Net sales
•Organic sales(2) growth of 9% driven by an 8% increase in volume and 1% increase in price.
◦Semiconductor Technologies sales up mid-teens on an organic(2) basis as robust demand continued, led by the on-going transition to more advanced node technologies, along with growth in high-performance computing and 5G communications.
◦Industrial Solutions sales up low double-digits on an organic(2) basis, reflecting ongoing demand strength for OLED materials, Kalrez® products and for applications in healthcare markets such as biopharma tubing.
◦Interconnect Solutions sales down low single-digits on an organic(2) basis due to a slight volume decline. Volume gains in industrial end-markets were more than offset by declines in consumer electronics in China and the anticipated return to normal seasonal order patterns in smartphones compared to last year.
•Acquisition of Laird Performance Materials in prior year increased net sales for the segment by 11%; currency translation was a 2% headwind.

Operating EBITDA
•Increase in operating EBITDA driven by volume gains, earnings associated with Laird Performance Materials and higher pricing which more than offset the absence of a gain on an asset divestiture in the prior year, higher raw material and logistics costs and Kapton® plant expansion start-up costs.
•The primary driver of the operating EBITDA margin decline was the absence of a gain on an asset divestiture in the prior year.

Water & Protection

Dollars in millions, unless noted	1Q’22	1Q’21	Change vs. 1Q’21	Organic Sales(2) vs. 1Q’21
Net sales	$1,429	$1,328	8%	10%
Operating EBITDA	$341	$355	(4)%
Operating EBITDA margin %	23.9%	26.7%	(280) bps

Net sales
•Organic sales(2) growth of 10% driven by broad-based pricing actions across the segment. Volumes were flat as gains in Shelter Solutions and Water Solutions were offset by declines in Safety Solutions.
◦Shelter Solutions sales up high-teens on an organic(2) basis driven by pricing gains and continued robust demand in North America residential construction, as well as ongoing improvement in commercial construction.
◦Water Solutions sales up high single-digits on an organic(2) basis driven by ongoing demand strength for water technologies globally, as well as pricing gains.
◦Safety Solutions sales up mid single-digits on an organic(2) basis as pricing actions were partially offset by lower Tyvek® volumes.
•Currency translation was a 2% headwind to net sales for the segment.

Operating EBITDA
•Operating EBITDA declined as pricing actions taken to offset higher raw material, logistics and energy costs was more than offset by weaker product mix.
•The primary driver of the operating EBITDA margin decline was the impact of price/cost inflation.

Outlook

Dollars in millions, unless noted	2Q’22E	Full Year 2022E
Net sales	$3,200 - $3,300	$13,300 - $13,700
Operating EBITDA(2)	$750 - $800	$3,250 - $3,450
Adjusted EPS(2)	$0.70 - $0.80	$3.20 - $3.50

“I am pleased with our strong financial results to start the year which reflect positively on the strength of our portfolio and our team’s focus on execution,” said Lori Koch, Chief Financial Officer of DuPont. “End-market demand remains strong, however, many external uncertainties still exist related to global supply chain challenges, including the impact of the ongoing war in Ukraine and new COVID-related shutdowns in China. Based on our current expectations, our full year 2022 guidance ranges for operating EBITDA and adjusted EPS on a continuing operations basis remain unchanged. We are increasing our estimated full year 2022 net sales range for continuing operations to be between $13.3 billion and $13.7 billion to reflect our current assumption for cost inflation related to raw materials, logistics and energy which we continue to expect to offset with price.”

“While underlying demand continues to remain solid and our teams have demonstrated the ability to execute in these unprecedented circumstances, we anticipate key external uncertainties in the macro environment, namely COVID-related shutdowns in China, will further tighten supply chains resulting in slower volume growth and sequential margin contraction in the second quarter 2022.”

Conference Call
The Company will host a live webcast of its first quarter earnings conference call with investors to discuss its results and business outlook beginning today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DuPont’s Investor Relations Events and Presentations page. A replay of the webcast also will be available on the DuPont’s Investor Relations Events and Presentations page following the live event.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, healthcare and worker safety. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at investors.dupont.com.

For further information contact: DuPont Investors: Chris Mecray chris.mecray@dupont.com +1 302-999-2030	Media: Dan Turner daniel.a.turner@dupont.com +1 302-299-7628

DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Overview
On November 2, 2021, DuPont announced it has entered definitive agreements to acquire Rogers Corporation (“Rogers”), (the “Intended Rogers Acquisition”). On January 25, 2022, Rogers's shareholders approved the transaction. Closing, is expected by late in the second quarter 2022 or in early third quarter 2022, subject to regulatory approvals and customary closing conditions.

On February 18, 2022, DuPont announced that it has entered into definitive agreements to divest a majority of its historic Mobility & Materials segment, excluding certain Advanced Solutions and Performance Resins businesses, to Celanese Corporation (“Celanese”), (the “M&M Divestiture”). Closing is expected around the end of 2022, subject to regulatory approvals and customary closing conditions.

The Company also announced on February 18, 2022 that its Board of Directors has approved the divestiture of the Delrin® acetal homopolymer (H-POM) business (the Delrin® business together with the M&M Divestiture businesses, the "M&M Businesses”). In addition to the entry into definitive agreements, the Company anticipates that the closing of the sale of Delrin® would be subject to regulatory approvals and other customary closing conditions, (the “Delrin® Divestiture” and together with the M&M Divestiture, the "M&M Divestitures”).

As of March 31, 2022, the results of operations and the assets and liabilities of the businesses in scope for the M&M Divestitures are presented as discontinued operations for all periods presented. The cash flows of these businesses have not been segregated and are included in the Consolidated Statement of Cash Flows. Unless otherwise indicated, the discussion of results, including the financial measures further discussed below, refer only to DuPont's Continuing Operations and do not include discussion of balances or activity of the businesses in scope for the M&M Divestitures.

The Auto Adhesives & Fluids, MultibaseTM and Tedlar® product lines previously within the historic Mobility & Materials segment (the "Retained Businesses") are not included in the scope of the intended divestitures. The Retained Businesses are reported in Corporate & Other. The reporting changes have been retrospectively applied for all periods presented.

Cautionary Statement Regarding Forward Looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," and similar expressions and variations or negatives of these words.

Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties, and assumptions, many of which that are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the M&M Divestiture to Celanese, including (x) any failure to obtain necessary regulatory approvals, anticipated tax treatment or to satisfy any of the other conditions to the proposed transaction, (y) the possibility that unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies could impact the value, timing or pursuit of the proposed transaction, and (z) risks and costs and pursuit and/or implementation, timing and impacts to business operations of the separation of business lines in scope for the M&M Divestiture to Celanese, (ii) the timing and outcome of the Delrin® Business Divestiture, including entry into definitive agreements, and the risks, costs and ability to realize benefits from the pursuit of the Delrin® Business Divestiture; (iii) ability to achieve anticipated tax treatments in connection with mergers, acquisitions, divestitures and other portfolio changes actions and impact of changes in relevant tax and other laws; (iv) indemnification of certain legacy liabilities; (v) risks and costs related to each of the parties respective performance under and the impact of the arrangement to share future eligible PFAS costs by and between DuPont, Corteva and Chemours; (vi) failure to timely close on anticipated terms (or at all), realize expected benefits and effectively manage and achieve anticipated synergies and operational efficiencies in connection with mergers, acquisitions, divestitures and other portfolio changes including the Intended Rogers Acquisition and the M&M Divestitures; (vii) risks and uncertainties, including increased costs and the ability to obtain raw materials and meet customer needs, related to operational and supply chain impacts or disruptions, which may result from, among other events, the COVID-19 pandemic and actions in response to it, and geo-political and weather related events; (viii) ability to offset increases in cost of inputs, including raw materials, energy and logistics; (ix) risks, including ability to achieve, and costs associated with DuPont’s sustainability strategy including the actual conduct of the company’s activities and results thereof, and the development, implementation, achievement or continuation of any goal, program, policy or initiative discussed or expected,; and (x) other risks to DuPont's business, operations; each as further discussed in DuPont’s most recent annual report and subsequent current and periodic reports filed with the U.S. Securities and Exchange Commission. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business or supply chain disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information related to the ongoing performance of DuPont to offer a more meaningful comparison related to future results of operations. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 11 and in the Reconciliation to Non-GAAP Measures on the Investors section of the Company's website. Non-GAAP measures included in this release are defined below. The Company has not provided forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of certain future events. These events include, among others, the impact of portfolio changes, including asset sales, mergers, acquisitions, and divestitures; contingent liabilities related to litigation, environmental and indemnifications matters; impairments and discrete tax items. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Mobility & Material businesses costs classified as discontinued operations include only direct operating expenses incurred by the M&M Businesses which the Company will cease to incur upon the close of the M&M Divestitures. Indirect costs, such as those related to corporate and shared service functions previously allocated to the M&M Businesses, do not meet the criteria for discontinued operations and remain reported within continuing operations. A portion of these indirect costs include costs related to activities the Company will continue to undertake post-closing of the M&M Divestiture, and for which it will be reimbursed (“Future Reimbursable Indirect Costs”). Future Reimbursable Indirect Costs are reported within continuing operations but are excluded from Adjusted EPS and operating EBITDA as defined below. The remaining portion of these indirect costs are not subject to future reimbursement (“Stranded Costs”). Stranded Costs are reported within continuing operations in Corporate & Other and are included within Adjusted EPS and Operating EBITDA.

Adjusted earnings per common share from continuing operations - diluted ("Adjusted EPS"), is defined as earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense of intangibles, the after-tax impact of non-operating pension / other post employment benefits (“OPEB”) credits / costs and Future Reimbursable Indirect Costs. Management estimates amortization expense in 2022 associated with intangibles to be approximately $610 million on a pre-tax basis, or approximately $0.93 per share.

The Company's measure of profit/loss for segment reporting purposes is Operating EBITDA as this is the manner in which the Company's chief operating decision maker ("CODM") assesses performance and allocates resources. The Company defines Operating EBITDA as earnings (i.e., “Income from continuing operations before income taxes") before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, excluding Future Reimbursable Indirect Costs, and adjusted for significant items. Reconciliations of these measures are provided on the following pages.

Significant items are items that arise outside the ordinary course of the Company’s business that management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance.

Organic Sales is defined as net sales excluding the impacts of currency and portfolio.

Free cash flow is defined as cash provided by/used for operating activities less capital expenditures. As a result, free cash flow represents cash that is available to the Company, after investing in its asset base, to fund obligations using the Company's primary source of liquidity, cash provided by operating activities. Management believes free cash flow, even though it may be defined differently from other companies, is useful to investors, analysts and others to evaluate the Company's cash flow and financial performance, and it is an integral measure used in the Company's financial planning process. Free cash flow conversion is defined as free cash flow divided by net income adjusted to exclude the after-tax impact of non-cash impairment charges, gains or losses on divestitures, and amortization expense of intangibles.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended March 31,
	2022	2021
Net sales	$3,274	$3,017
Cost of sales	2,110	1,861
Research and development expenses	143	139
Selling, general and administrative expenses	389	395
Amortization of intangibles	153	125
Restructuring and asset related charges - net	101	2
Acquisition, integration and separation costs	8	6
Equity in earnings of nonconsolidated affiliates	26	23
Sundry income (expense) - net	3	19
Interest expense	120	146
Income from continuing operations before income taxes	279	385
Provision for (benefit from) income taxes on continuing operations	47	(1)
Income from continuing operations, net of tax	232	386
Income from discontinued operations, net of tax	276	5,012
Net income	508	5,398
Net income attributable to noncontrolling interests	20	4
Net income available for DuPont common stockholders	$488	$5,394

Per common share data:
Earnings per common share from continuing operations - basic	$0.42	$0.64
Earnings per common share from discontinued operations - basic	0.54	8.28
Earnings per common share - basic	$0.95	$8.92
Earnings per common share from continuing operations - diluted	$0.42	$0.64
Earnings per common share from discontinued operations - diluted	0.53	8.26
Earnings per common share - diluted	$0.95	$8.90

Weighted-average common shares outstanding - basic	512.0	604.8
Weighted-average common shares outstanding - diluted	513.8	606.3

DuPont de Nemours, Inc.
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	March 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$1,672	$1,972
Accounts and notes receivable - net	2,327	2,159
Inventories	2,238	2,086
Prepaid and other current assets	189	177
Assets held for sale	242	245
Assets of discontinued operations	7,775	7,664
Total current assets	14,443	14,303
Property, plant and equipment - net of accumulated depreciation (March 31, 2022 - $4,215; December 31, 2021 - $4,142)	5,668	5,753
Other Assets
Goodwill	16,878	16,981
Other intangible assets	6,040	6,222
Restricted cash and cash equivalents	53	53
Investments and noncurrent receivables	821	919
Deferred income tax assets	127	116
Deferred charges and other assets	1,363	1,360
Total other assets	25,282	25,651
Total Assets	$45,393	$45,707
Liabilities and Equity
Current Liabilities
Short-term borrowings	$405	$150
Accounts payable	2,176	2,102
Income taxes payable	197	201
Accrued and other current liabilities	978	1,040
Liabilities related to assets held for sale	31	25
Liabilities of discontinued operations	1,335	1,413
Total current liabilities	5,122	4,931
Long-Term Debt	10,634	10,632
Other Noncurrent Liabilities
Deferred income tax liabilities	1,276	1,459
Pension and other post-employment benefits - noncurrent	733	762
Other noncurrent obligations	837	873
Total other noncurrent liabilities	2,846	3,094
Total Liabilities	18,602	18,657
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2022: 508,528,772 shares; 2021: 511,792,785 shares)	5	5
Additional paid-in capital	49,487	49,574
Accumulated deficit	(23,096)	(23,187)
Accumulated other comprehensive (loss) income	(220)	41
Total DuPont stockholders' equity	26,176	26,433
Noncontrolling interests	615	617
Total equity	26,791	27,050
Total Liabilities and Equity	$45,393	$45,707

DuPont de Nemours, Inc.
Consolidated Statement of Cash Flows

In millions (Unaudited)	Three Months Ended March 31,
	2022	2021
Operating Activities
Net income	$508	$5,398
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	342	391
Credit for deferred income tax and other tax related items	(252)	(105)
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	18	(20)
Net periodic benefit (credit) cost	(1)	2
Periodic benefit plan contributions	(20)	(28)
Net loss (gain) on sales and split-offs of assets, businesses and investments	3	(4,982)
Restructuring and asset related charges - net	101	4
Other net loss	24	53
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(254)	(228)
Inventories	(277)	(174)
Accounts payable	304	92
Other assets and liabilities, net	(287)	(25)
Cash provided by operating activities	209	378
Investing Activities
Capital expenditures	(251)	(283)
Proceeds from sales of property and businesses, net of cash divested	15	31
Acquisitions of property and businesses, net of cash acquired	5	(11)
Purchases of investments	—	(2,001)
Other investing activities, net	2	4
Cash used for investing activities	(229)	(2,260)
Financing Activities
Changes in short-term notes borrowings	254	—
Proceeds from issuance of long-term debt transferred to IFF at split-off	—	1,250
Payments on long-term debt	—	(3,000)
Purchases of common stock	(375)	(500)
Proceeds from issuance of Company stock	83	90
Employee taxes paid for share-based payment arrangements	(22)	(15)
Distributions to noncontrolling interests	(18)	(19)
Dividends paid to stockholders	(169)	(161)
Cash transferred to IFF and subsequent adjustments	(11)	(100)
Other financing activities, net	—	(3)
Cash used for financing activities	(258)	(2,458)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(25)	(37)
(Decrease) in cash, cash equivalents and restricted cash	(303)	(4,377)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	2,037	8,733
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	39	42
Cash, cash equivalents and restricted cash at beginning of period	2,076	8,775
Cash, cash equivalents and restricted cash from continuing operations, end of period	1,734	4,364
Cash, cash equivalents and restricted cash from discontinued operations, end of period	39	34
Cash, cash equivalents and restricted cash at end of period	$1,773	$4,398

DuPont de Nemours, Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended
In millions (Unaudited)	Mar 31, 2022	Mar 31, 2021
Electronics & Industrial	$1,536	$1,300
Water & Protection	1,429	1,328
Corporate & Other [1]	309	389
Total	$3,274	$3,017
U.S. & Canada	$1,049	$892
EMEA [2]	577	558
Asia Pacific	1,545	1,475
Latin America	103	92
Total	$3,274	$3,017

Net Sales Variance by Segment and Geographic Region	Three Months Ended March 31, 2022
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	1%	8%	9%	(2)%	11%	18%
Water & Protection	10	—	10	(2)	—	8
Corporate & Other [1]	10	(6)	4	(2)	(23)	(21)
Total	6%	3%	9%	(2)%	2%	9%
U.S. & Canada	11%	7%	18%	—%	—%	18%
EMEA[2]	9	—	9	(6)	—	3
Asia Pacific	2	1	3	(1)	3	5
Latin America	6	4	10	—	2	12
Total	6%	3%	9%	(2)%	2%	9%
1.Corporate & Other includes activities of the Retained Businesses, Biomaterials and previously divested businesses.
2.Europe, Middle East and Africa.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2022	Mar 31, 2021
Electronics & Industrial	$476	$436
Water & Protection	341	355
Corporate & Other [1]	1	12
Total	$818	$803
1. Corporate & Other includes activities of the Retained Businesses, Biomaterials and previously divested businesses.

Equity in Earnings of Nonconsolidated Affiliates by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2022	Mar 31, 2021
Electronics & Industrial	$10	$9
Water & Protection	14	12
Corporate & Other [1]	2	2
Total equity earnings included in operating EBITDA (GAAP)	$26	$23
1. Corporate & Other includes activities of the Retained Businesses, Biomaterials and previously divested businesses.

Reconciliation of "Income (Loss) from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended
In millions (Unaudited)	Mar 31, 2022	Mar 31, 2021
Income from continuing operations, net of tax (GAAP)	$232	$386
+ Provision for (benefit from) income taxes on continuing operations	47	(1)
Income from continuing operations before income taxes	$279	$385
+ Depreciation and amortization	297	255
- Interest income [1]	1	4
+ Interest expense	118	146
- Non-operating pension/OPEB benefit [1]	7	6
- Foreign exchange losses, net [1]	(5)	(6)
+ Future reimbursable indirect costs	16	16
- Significant items	(111)	(5)
Operating EBITDA (non-GAAP)	$818	$803
1.Included in "Sundry income (expense) - net."

Reconciliation of "Cash provided by operating activities" to Free Cash Flow	Three Months Ended
In millions (Unaudited)	Mar 31, 2022	Mar 31, 2021
Cash provided by operating activities (GAAP) [1]	$209	$378
Capital expenditures	(251)	(283)
Free cash flow (non-GAAP)	$(42)	$95
1.Refer to the Consolidated Statement of Cash Flows included in the schedules above for major GAAP cash flow categories as well as further detail relating to the changes in "Cash provided by operating activities" for the three month periods noted. In addition, includes cash activity related to the M&M Businesses and in the comparative period, the former Nutrition & Biosciences business segment prior to separation.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended March 31, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$279	$214	$0.42
Less: Significant items
Acquisition, integration and separation costs [4]	(8)	(6)	(0.01)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(7)	(5)	(0.01)	Restructuring and asset related charges - net
Asset impairment charges [6]	(94)	(65)	(0.13)	Restructuring and asset related charges - net
Intended Rogers Acquisition financing fees [7]	(2)	(1)	—	Interest expense
Income tax related item	—	(3)	(0.01)	Provision for income taxes on continuing operations
Total significant items	$(111)	$(80)	$(0.16)
Less: Amortization of intangibles	(153)	(119)	(0.23)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	7	5	0.01	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(16)	(12)	(0.02)	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Adjusted results (non-GAAP)	$552	$420	$0.82

Significant Items Impacting Results for the Three Months Ended March 31, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$385	$388	$0.64
Less: Significant items
Acquisition, integration and separation costs [8]	(6)	(5)	—	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(2)	(2)	—	Restructuring and asset related charges - net
Gain on divestitures	3	3	—	Sundry income (expense) - net
Income tax related item [9]	—	77	0.12	Provision for income taxes on continuing operations
Total significant items	$(5)	$73	$0.12
Less: Amortization of intangibles	(125)	(97)	(0.16)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	6	3	0.01	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(16)	(12)	(0.02)	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Adjusted results (non-GAAP)	$525	$421	$0.69
1.Income (loss) from continuing operations before income taxes.
2.Net income (loss) from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings (loss) per common share from continuing operations - diluted.
4.Acquisition, integration and separation costs related to strategic initiatives including the acquisition of Laird PM and the Intended Rogers Acquisition.
5.Includes Board approved restructuring plans and other asset related charges.
6.Reflects a pre-tax impairment charge related to an equity method investment.
7.Reflects structuring fees and the amortization of the commitment fees related to the financing agreements entered into in preparation for the Intended Rogers Acquisition.
8.Acquisition, integration and separation costs related to strategic initiatives, which primarily includes the sale of the Solamet® business unit and the plan divestiture of the Biomaterials business unit.
9.Includes a net $77 million tax benefit primarily related to the impact of tax reform in Switzerland.